Delaware Enhanced Global Dividend and Income Fund
Form N-SAR Exhibit List
May 31, 2010

SUB-ITEM 77C:  Submission of matters to a vote of security holders

At Joint Special Meetings of Shareholders of Delaware Enhanced Global Dividend and Income
Fund (the "Trust"), the shareholders of the Trust voted to approve a new investment advisory agreement for the Company at a meeting held on December 4, 2009.

The following proposal was submitted for a vote of the shareholders:

To approve a new investment advisory agreement for the Company.

A quorum of the shares outstanding was present, and the votes passed with a majority of those shares.  The results were as follows:

Delaware Enhanced Global Dividend and Income Fund

SHARES VOTED FOR 6,175,564.311
SHARES VOTED AGAINST 168,683.648
SHARES VOTED WITHHELD 193,634.616

SUB-ITEM 77K:  Submission of matters to a vote of security holders

Due to independence matters under the Securities and Exchange Commission's auditor independence rules relating to the January 4, 2010 acquisition of Delaware Investments
(including Delaware Management Company) by Macquarie Group, Ernst & Young LLP ("E&Y")
has resigned as the independent registered public accounting firm for Delaware Enhanced Global
Dividend and Income Fund (the "Fund") effective May 27, 2010.  At a meeting held on February
18, 2010, the Board of Directors of the Fund, upon recommendation of the Audit Committee, selected PricewaterhouseCoopers LLC ("PwC") to serve as the independent registered public accounting firm for the Fund for the fiscal year ending March 31, 2011.  During the fiscal years ended March 31, 2009 and March 31, 2010, E&Y's audit reports on the financial statements of the Fund did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.  In addition, there were no disagreements between the Fund and E&Y on accounting principles, financial statements disclosures or audit scope, which, if not resolved to the satisfaction of E&Y, would have caused them to make reference to the disagreement in their reports.  Neither the Fund nor anyone on its behalf has consulted with PwC at any time prior to their selection with respect to the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on the Fund's financial statements.

SUB-ITEM 77O:  Transactions effected pursuant to Rule 10f-3

Three transactions effected pursuant to Rule 10f-3 attached as Exhibits.

SUB-ITEM 77.Q.1(e):

Investment Management Agreement (January 4, 2010) between Delaware Enhanced Global
Dividend and Income Fund and Delaware Management Company, a series of Delaware
Management Business Trust, attached as Exhibit.

SUB-ITEM 77.Q.1(f):

Letter from the independent accountants furnished pursuant to Sub-Item 77K, attached as
Exhibit.